Exhibit 4.27

Lease Agreement among InterXion España, S.A.U. and Edificios Alsina Sur, S.A. dated July 5, 2013.

* * *Confidential material has been omitted and filed separately with the Commission

En Madrid, a 5 de julio de 2013	TRANSLATION FOR INFORMATIVE PURPOSES In Madrid, on July 5, 2013
CONTRATO DE ARRENDAMIENTO DE LA PROPIEDAD SITA EN CALLE EMILIO MUÑOZ 49-51	LEASE AGREEMENT LEASE OF THE PROPERTY LOCATED AT CALLE EMILIO MUÑOZ 49-51

Reunidos,

DE UNA PARTE, Interxion España, S.A.U., con domicilio legal en Calle Albasanz 71, 28037 Madrid, y CIF A-82517731 y representada por D. Robert J.M. Assink, en calidad de Administrador Solidario (en adelante “Arrendatario”)

Don Robertus Johannes Michael Assink con Tarjeta de Residencia en España N.I.E. Nº X-1589529-E, interviene en su calidad de Administrador Solidario en nombre y representación de INTERXION ESPAÑA, S.A.U, con CIF A-82517731, en virtud de escritura autorizada por el Notario de Madrid Don Carlos Pérez Baudín en fecha 18 de mayo de 2010, con protocolo nº 1.125 domiciliada en la Calle Albasanz, Nº71, 28037 Madrid, sociedad inscrita en el Registro Mercantil de Madrid, al Tomo 14.952, Libro 0, Folio 161, Sección 8ª, Hoja M-249071, Inscripción 7ª (15-06-2010),. En adelante, el “Arrendatario”.

y,

DE OTRA PARTE, Edificios Alsina Sur, S.A., con domicilio social en Madrid 28016, Avda. Pio XII, 44, bajo derecha, con CIF.: A-28122299, representada para este acto por D. Agustín Torrego Casado en calidad de Presidente del Consejo de Administración (en adelante, “Arrendador”).

By and between,

ON THE ONE HAND, Interxion España, S.A.U., with registered address at Calle Albasanz 71, 28037 Madrid, with Tax Identification Number A-82517731 and represented by Mr. Robert J.M. Assink, in his capacity as Joint Director (hereinafter “Lessee”)

Mr. Robertus Johannes Michael Assink with Green Card in Spain and foreign identification number (N.I.E) number X-1589529-E, acts in his capacity as Joint and Several Director in representation and on behalf of INTERXION ESPAÑA, S.A.U, with tax identification number A-82517731, by virtue of a public deed granted by the Notary from Madrid Mr. Carlos Pérez Baudín on date 18th May 2010 with registry number 1.125 of the abovementioned Notary, and with registered offices in Calle Albasanz, Nº71, 28037 Madrid, registered at the Commercial Registry of Madrid, Volume 14952, Book 0, Page 161, Section 8, Sheet M-249071 Entry 7 (15-06-2010). Hereinafter, the “Lessee”.

and,

ON THE OTHER HAND, Edificios Alsina Sur, S.A., with corporate address at Avda. Pio XII, 44, bajo derecha, Madrid 28016 with Tax Identification Number A-28122299, represented in this act by Mr. Agustín Torrego Casado in his capacity as Chairman of the Board of Directors (hereinafter “Lessor”).

Don Agustín Torrego Casado con DNI. Nº 260.157-g, interviene en su calidad de Presidente del Consejo de Administración y consejero delegado solidario de la sociedad Edificios Alsina Sur, S.A., para este acto en virtud de escritura autorizada por el Notario de Madrid Don Juan Pérez Hereza en fecha 8 de junio de 2010, con protocolo Nº 846, sociedad inscrita en el Registro Mercantil de Madrid, al Tomo 6572, Libro 0, Folio 99, Hoja M-106.965, Inscripción 16ª. En adelante, el “Arrendador”.

De aquí en adelante, al Arrendador y Arrendatario se les denominará la “Parte” individualmente, y las “Partes”, colectivamente.

AMBAS PARTES, convienen en manifestar lo siguiente:

Mr. Agustín Torrego Casado with DNI number 260.157-g, acts in his capacity as Chairman of the Board of Directors and CEO of Edificios Alsina Sur, S.A., by virtue of a power of attorney granted by the Notary from Madrid Mr. Juan Pérez Hereza on date 8th June 2010 with registry number 846 of the abovementioned Notary, registered at the Commercial Registry of Madrid, Volume 6572, Book 0, Page 99, Sheet M-106.965, Entry 16th, hereinafter, the “Lessor”.

Hereinafter, Lessee and Lessor shall be referred to individually as the “Party”, and collectively as the

“Parties”.

BOTH PARTIES agree to state the following:

EXPONEN	THEY DECLARE

(I)     Con fecha 27 de febrero de 2012, las Partes firmaron un contrato de arrendamiento sobre las fincas 334, 10244, 19322, 19324, 19326 y 19328 inscritas en el Registro de la Propiedad nº 17 de Madrid, sitas en la calle Emilio Muñoz número 49, de Madrid, contrato que ambas partes manifiestan conocer en todos sus términos y cláusulas, en adelante el “Contrato de Arrendamiento”

(II)   En el mencionado Contrato de Arrendamiento, cláusula cuarta, “fecha de inicio del Contrato de Arrendamiento”, se establecía como fecha de inicio de la relación arrendaticia la de 1 de julio de 2013.

(III)  Por causas no imputables a la parte Arrendadora, la Arrendataria ha solicitado al Arrendador la modificación y retraso de la Fecha de Inicio, que quedará fijada en la fecha de 1 de julio de 2014.

(I)     On February 27th, 2012, the Parties entered into a lease agreement over the plots 334, 10244, 19322, 19324, 19326 and 19328, registered at the Land Registry of Madrid number 17, located at calle Emilio Muñoz number 49, de Madrid both parties state to acknowledge all the terms and conditions of the agreement, hereinafter “Lease Agreement”.

(II)   Under clause four of the above mentioned Lease Agreement “Commencement date of the Lease Agreement”, the commencement date of the Lease Agreement was settled on July 1st, 2013.

(III)  For reasons not attributable to the Lessor, the Lessee has requested to the Lessor the amendment and delay of the Commencement Date, which shall be settled on July 1st, 2014

(IV) Que la parte Arrendadora acepta la modificación y retraso de la Fecha de Inicio solicitada, siempre que la parte Arrendataria asuma las obligaciones que de común acuerdo pactan ambas Partes en el presente Anexo.

(IV) The Lessor accepts the amendment and delay of the Commencement Date requested, provided that the Lessee undertakes the obligations agreed between by both Parties under the present Annex.
CLÁUSULA	CLAUSES

PRIMERO.- Ambas Partes convienen que la Fecha de Inicio del referido Contrato de Arrendamiento será el 1 de julio de 2014.

Por lo tanto, queda modificada la cláusula cuarta del Contrato de Arrendamiento que queda redactado de la siguiente manera:

“4.-Fecha de Inicio del Contrato de Arrendamiento

La Fecha de Inicio del Contrato de Arrendamiento (“Fecha de Inicio”) será el 1 de julio de 2014, en la cual el Arrendatario tomará posesión del inmueble.

El Arrendatario podría solicitar iniciar el Contrato antes, sujeto a un preaviso escrito de 3 meses. Esta fecha alternativa será entre tres (3) meses después de firmar el Acuerdo Base y el 1 de julio de 2014. En este caso, el Arrendador tiene la obligación de dar la posesión al Arrendatario tres meses después de recibir la notificación escrita.

Para dicha fecha, el Arrendador deberá ostentar la pacífica y libre posesión de la Propiedad, y la Propiedad deberá estar libre de cualquier carga, gravamen, Arrendatario, etc. En caso contrario el presente Arrendamiento no entrará en vigor.”

FIRST. - Both Parties agree that the Commencement Date of the Lease Agreement will be July 1st, 2014.

Therefore, clause four shall be amended, and reads as follows:

“4.- Commencement date of the Lease Agreement

The commencement date of the Lease Agreement (“Commencement Date “) will be, 1st July 2014 on which date, the Lessee may take possession of the Property.

The Lessee may request to commence the Lease Agreement before, subject to 3 months prior written notice. This alternative date can take place, as from three (3) months after signing the Head Terms until the 1st of July 2014. In such a case, The Lessor shall be obliged to give possession of the Property to the Lessee three months after the receipt of the written notice.

By such date, the Lessor must hold the free and pacific possession of the Property, and the Property will have to be free of any charge, lien, encumbrance, tenant, etc. Otherwise, the Lease Agreement shall not enter into force.”

SEGUNDO.- En consecuencia, y al haberse modificado la Fecha de Inicio, quedan modificadas todas las cláusulas del Contrato de Arrendamiento en las que se toma como fecha para el cumplimiento de los derechos y	SECOND. - Given the fact that the Commencement Date has been amended, all the clauses of the Lease Agreement referring to the Commencement Date as the date to be taken into account for the compliance of rights and obligations obligaciones de las partes la “Fecha de Inicio”, que desde el presente momento será la indicada de 1 de julio de 2014.

De conformidad con la modificación de la Fecha de Inicio del Contrato, se acuerda modificar las siguientes cláusulas del Contrato de Arrendamiento, que quedarán redactadas de la siguiente manera:

“10.- Garantía Bancaria

El Arrendatario entregará al Arrendador una garantía bancaria, con los ajustes razonables realizados por el Arrendatario conforme al Anexo III, por una cantidad de tres (3) meses de renta + IVA, no más tarde del 1 de enero de 2014. Esta garantía bancaria deberá ser emitida por una institución bancaria registrada en España. La garantía deberá de actualizarse cada cinco años, con arreglo al importe de la renta vigente en cada fecha de actualización.”

“11.2.- Primer Pago

Sin perjuicio de que la Fecha de Inicio haya sido fijada el 1 de julio de 2014, el Arrendatario pagará la renta mensual, de conformidad con lo establecido en la cláusula 8, desde el 1 de enero de 2014. Desde el 1 de enero de 2014 hasta 1 de julio de 2014, el Arrendatario abonará a la renta estipulada en la Cláusula Quinta del Contrato de Arrendamiento, “Precio del Alquiler”, en concepto de reserva de alquiler”.

“13. Condición Resolutoria

El Arrendamiento comenzará como muy tarde el 1 de julio de 2014, no obstante serán condiciones resolutorias del mismo las siguientes:

1.      No obtención de la licencia de obras para la construcción de un centro de datos en las Nuevas Instalaciones.

2.      En el caso de obtenerse la anterior licencia de obras, será condición resolutoria la no obtención por parte del Ayuntamiento de la licencia de actividad o equivalente para iniciar y ejecutar la actividad.

undertaken by the Parties are amended accordingly, being the Commencement Date up from now settled on July 1st, 2014.

In accordance with the amendment of the Commencement Date the amendment of the following clauses of the Lease Agreement is agreed,

10.- Bank Guarantee

The Lessee will provide the Lessor with a written bank guarantee model with reasonable adjustments done by the Lessee as attached in Annex III for an amount of three (3) months rent + VAT, not later than January 1st, 2014. This bank guarantee must be provided by a banking institution registered in Spain. This guarantee must be updated every five years according to the amount of the updated Rent in force by each updating date.

11.2.- First Payment

Despite the amendment of the Commencement Date, settled on July 1st , 2014, the Lessee shall pay the rent, in accordance with the provisions of clause 8, from January 1st , 2014. From January 1st 2014 to July 1st, 2014, the Lessee shall pay the rent stipulated in Clause Five of the Lease Agreement, “Rental Price”, as a rental reserve.

13.- Condition Subsequent

The Lease will begin, at the latest, on July 1st, 2014. However, the Lease Agreement will be subject to the following conditions subsequent:

1.      Not obtaining the planning permission (Licencia de Obra y Licencia de Actividad) to locate a data center in the New Premises.

2.      In case of obtaining the above referred planning permission, the contract can be terminated if the Municipality of Madrid does not approve the license to commence and execute the activity (Licencia de Actividad o equivalente).

En el caso de no obtener alguna de las mencionadas licencias requeridas para iniciar la actividad del negocio del Arrendatario, solo se puede resolver el Contrato si las autoridades municipales (o en su caso, el organismo público que pueda sustituir a las autoridades municipales en dichas competencias en el futuro), deniegan el otorgamiento de cualquiera de las 2 licencias.”

Las Partes acuerdan mantener todos los derechos que se les reconoce en la cláusula 11.8, “cesión”, si bien los mismos quedarán ampliados en seis meses desde el inicialmente previsto.

In the event of not obtaining any of the requested mentioned licenses to commence and execute the activity of the Lessee, the Lease Agreement may only be terminated if the City Council authorities (or, where appropriate, the competent authority which can replace the City Council in such competences in the future), deny the granting of any of the 2 licenses.

The Parties agree to maintain all the rights that are recognized under clause 11.8, “assignment”, but the latter shall be extended six months as from those initially foreseen.

TERCERO.- La modificación de la Fecha de Inicio acordada en este Anexo queda condicionada a que el Arrendatario asuma, mediante la firma del presente Anexo, las siguientes obligaciones a fecha 1 de julio de 2013:

1º El Arrendatario asume desde el 1 de julio de 2013 hasta la fecha de toma de posesión prevista para el 1 de julio de 2014, los gastos de seguridad y custodia del edificio y sus instalaciones durante el periodo que media desde 1 de julio de 2013 y el 1 de julio de 2014. A tal efecto, la Arrendataria firmará el correspondiente contrato de seguridad con One Servicios Delegados, SL u otra empresa similar. Copia del referido contrato será remitida al Arrendador en garantía del cumplimiento de lo estipulado en esta cláusula.

2º El Arrendatario asume desde la fecha de 1 de julio de 2013, todos los impuestos y tasas determinados en la cláusula nueve, (impuestos y tasas), en la parte proporcional que corresponda al ejercicio 2013.

3º El Arrendatario asume desde la indicada fecha de 1 de julio de 2013, los gastos relativos a seguros en los términos establecidos en la cláusula 11.13, “seguros de la propiedad”.

THIRD.- The amendment of the Commencement Date agreed in this Annex, is subject to the condition that the Lessee undertakes, by signing this Annex, the following obligations on July 1st, 2013:

1st The Lessee undertakes from July 1st, 2013 until the date of the transfer of the possession scheduled for July 1, 2014, the cost of security and custody of the building and its facilities from July 1st, 2013 to July 1st, 2014. To this end, the Lessee will sign the correspondent security contract with One Servicios Delegados, SL or other similar company.

A copy of such security contract will be submitted to the Lessor as a guarantee of the compliance of the content of this clause.

2nd The Lessee undertakes, from July 1st, 2013, all taxes and fees described in clause nine (taxes and tax rates), in the proportional portion that corresponds to the year 2013.

3rd Lessee undertakes from July 1, 2013, those expenses relating to insurance as set forth in section 11.13, “insurance of the property”.

También asume los gastos derivados de los distintos servicios de la finca (luz, agua, gas, etc.) así como las reparaciones necesarias para mantenimiento de la estabilidad y edificabilidad de las fincas.

4º Los gastos enumerados en los puntos 1º, 2º, y 3º, anteriores o cualquier otro incurrido por el Arrendador y que corresponda conforme a lo dispuesto en el Contrato de Arrendamiento, al Arrendatario se facturará inmediatamente. El Arrendatario tendrá un plazo de treinta días para su abono, a contar desde la recepción de la factura.

5º El Arrendatario se compromete a pagar desde 1 de enero de 2014 hasta 1 de julio de 2014 la renta estipulada en la Cláusula Quinta del Contrato de Arrendamiento, “Precio del Alquiler”, en concepto de reserva de alquiler. Dichas cantidades no son compensables, ni asimilables con las rentas que se generen a partir del 1 de julio de 2014, y quedarán en beneficio del Arrendador como compensación por la modificación de la Fecha de Inicio del Contrato de Arrendamiento.

6º El Arrendatario se compromete antes del 1 de enero de 2014 a aportar al Arrendador el importe de la garantía bancaria, en los términos establecidos en la cláusula 10 del Contrato de Arrendamiento.

It also undertakes the costs of the various plot services (electricity, water, gas, etc..) and those necessary repairs to maintain the stability and constructability of the plots.

4th The expenses listed under points 1, 2, and 3, above, or any other incurred by Lessor and attributable, under the provisions of the Lease Agreement, to the Lessee will be invoiced immediately. The Lessee shall pay the invoices within thirty days as from the receipt of said invoices.

5th The Lessee agrees to pay from January 1st, 2014 to July 1st, 2014 the rent foreseen under Clause Five of the Lease Agreement, “Rental Price”, as a rental reserve. These amounts may not be offset, nor assimilated to the rents to be arising as from July 1st, 2014, and will be for the benefit of Lessor as a compensation for the amendment of the Commencement Date of the Lease Agreement.

6th The Lessee undertakes, before January 1st, 2014, to provide to the Lessor the amount of the bank guarantee, in the terms set out in clause 10 of the Lease Agreement.

CUARTO.- La parte arrendataria, manifiesta y reconoce en el presente documento, que el inmueble objeto de arrendamiento, tras la correspondiente comprobación de su estado, se encuentra a su entera satisfacción, no habiéndose producido modificación sustancial del estado en que se encontraba al firmar el Contrato de Arrendamiento de referencia y exonera de responsabilidad a la Arrendadora por cualquier modificación de su estado desde el 1 de julio de 2013 hasta el 1 de julio de 2014.

La Parte Arrendataria asume las posibles causas o consecuencias que pudieran afectar a las obras que se ha comprometido a realizar, derivados de los cambios de normativa que se puedan producir como consecuencia de la modificación de la Fecha de Inicio.

FOURTH.- The Lessee, expressly recognizes herein, that the leased property, after proper verification of its condition, is of its satisfaction There has been no substantial change in the condition since the signature of the Lease Agreement and the Lessee exonerates the Lessor from any liability derived from changes in the condition of the property occurring from July 1st, 2013 until July 1st, 2014.

The Lessee assumes the possible causes or consequences that may affect the work that has been undertaken to make, arising from regulatory changes that may occur as a result of the modification of the Commencement Date.

La Parte arrendataria exonera a la parte Arrendadora de cualquier daño que se produzca en La Propiedad a terceros, tanto en los bienes como en las personas, durante el plazo comprendido entre el 1 de julio de 2013 y el 1 de julio de 2014, los cuales serán directamente asumidos por la arrendataria, en caso de no estar cubiertos por los correspondientes seguros.

La parte arrendataria no podrá alegar desde el 1 de Enero de 2013 a 1 de Enero de 2014, como causa de resolución del Contrato de Arrendamiento la falta de toma de posesión salvo que el Arrendador a partir del 1 de julio de 2013 obrara con mala fe o negligencia.

The Lessee exonerates the Lessor from any damage occurring in the Plot to third parties, both in goods and/or in people, from July 1st, 2013 to July 1st, 2014, which will be directly assumed by the Lessee, in case that it is not covered by the corresponding insurance policies.

From July, 1st 2013 to July the 1st 2014, the Lessee shall not assert as grounds for termination of the Lease Agreement the non-possession of the plot, unless the Lessor acts on a bad faith or negligence basis as from July 1, 2013.

QUINTO.- La renta será actualizada en la forma prevista en la cláusula siete del Contrato de Arrendamiento, “Modificaciones de Renta”, , tomando como base el incremento producido en el IPC entre las fechas de 28 de noviembre de 2011 y 28 de noviembre de 2012. Este incremento se aplicará sobre la renta inicial pactada en la Cláusula Cinco, “Precio del Alquiler”, esto es, [***]€ anuales.

Conforme a lo anterior, la primera actualización de renta tomará como índices a comparar los correspondientes a los meses de noviembre de 2011 y 2012, la diferencia así obtenida establece un porcentaje de actualización según el INE del 2,9%, por lo que la primera actualización de renta se fija en [***] Euros ([***] Euros mensuales), renta que se tomará como base para la siguiente actualización, que tendrá lugar en el mes de noviembre de 2013, y que determinará la renta a pagar desde o a partir del mes de enero de 2014.

Las sucesivas rentas se actualizarán a fecha de noviembre de cada año. La siguiente tendrá lugar en el mes de noviembre de 2014 y así sucesivamente, surtiendo efecto en la mensualidad siguiente de enero.

FIFTH.- The rent will be updated as agreed under clause seven of the Lease Agreement, “Adjustment of Rent”, based on the increase of the CPI between November 28th, 2011 and November 28th, 2012. This increase will be applicable to the initial rent agreed under Clause Five, “Rental Price”, i.e. €[***] annually.

According to the above, the first update of the rent will be done referred to the index correspondent to the months of November 2011 and 2012, the difference obtained provides an updating of 2.9% according to the INE, so that the first update rent is set at [***] Euros ([***] Euros monthly rental). This rent will be the reference for the next update, which will take place on November 2013, and will determine the rent payable as of the month of January 2014 and forward.

The following rents will be updated on November of each year. The next one will take place on November 2014 and so on, being effective the following January monthly rental.

SEXTA. El Contrato de Arrendamiento permanecerá en vigor en todo lo no expresamente modificado por el presente Anexo.	SIXTH. The Lease Agreement will remain in force in all its contents unless for those clauses expressly modified under the present Annex.
Y en prueba de conformidad firman el presente documento en doble ejemplar en Madrid, a 5 julio de 2013.	And in witness whereof, they sign two copies of this document in Madrid on July 5, 2013.
Firma Por Interxion España, S.A. D. Robert J.M. Assink Administrador Solidario	Signature On behalf of Interxion España, S.A. Mr. Robert J.M. Assink Joint Administrator
Firma Por Edificios Alsina Sur, S.A D. Agustín Torrego Casado Presidente del Consejo y Consejero Delegado	Signature On behalf of Edificios Alsina Sur, S.A. Mr. Agustín Torrego Casado Chairman of the Board and Chief Executive